                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  April 11, 2002
                                                  --------------


                          BECTON, DICKINSON AND COMPANY
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           New Jersey                001-4802                   22-0760120
-------------------------------------------------------------------------------
    (State or other juris-         (Commission             (IRS Employer Iden-
   diction of incorporation)       File Number)            tification Number)

   1 Becton Drive, Franklin Lakes, New Jersey                   07417-1880
-------------------------------------------------------------------------------
    (Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code          (201) 847-6800
                                                            --------------

                                       N/A
-------------------------------------------------------------------------------
         (Former name or former addresses if changed since last report.)

Item 9.  REGULATION FD DISCLOSURE

         The following statement is being furnished by the Company under the provisions of Regulation FD:

On April 8, 2002, BD (Becton, Dickinson and Company) entered into a non-binding letter of intent with AorTech International plc ("AorTech") to acquire BD's Critical Care product line for approximately $52 million, subject to adjustments based on future sales results. Approximately one-half of the purchase price is expected to be paid over 30 months following the date of closing. For the fiscal year ended September 30, 2001, the Critical Care product line generated sales of approximately $47 million. Critical Care is one of the product lines with combined revenues of less than $200 million that BD had previously announced it was considering for divestiture.

The transaction is subject to the execution of a definitive purchase agreement and the approval of AorTech's Board of Directors and shareholders, as well as of BD's Board of Directors. These events are expected to occur in the second half of BD's fiscal year, at which time BD will record a special charge, substantially non-cash, that it presently estimates could be in the range of $25 to $30 million. BD also estimates that fiscal 2002 diluted earnings per share would be impacted by less than one cent, excluding the special charge, assuming this divestiture had been completed as of October 1, 2001.

BD presently expects the transaction to close prior to the end of BD's fiscal year ending September 30, 2002.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           BECTON, DICKINSON AND COMPANY
                                                  (Registrant)



                                           By: /s/ Kathleen M. Gibson
                                               ----------------------------
                                                   Kathleen M. Gibson
                                                   Assistant Secretary


Date: April 11, 2002



                                      - 2 -